EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of common stock pertaining to The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan of our reports dated March 19, 2020, with respect to the consolidated financial statements of The Children’s Place, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of The Children’s Place, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended February 1, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Iselin, New Jersey
May 15, 2020